   Exhibit 1

JOINT FILING AGREEMENT

      The undersigned hereby agree that the attached Statement on Schedule 13D/A relating to the Ordinary Shares, NIS 0.6 nominal (par) value per share of Eltek Ltd. is filed on behalf of each of them.

Date: November 12, 2013

            /s/Yosef A. Maiman
              Yosef A. Maiman

            /s/Yosef A. Maiman
              Merhav M.N.F
              Yosef A. Maiman, President

 7